                                                      EXHIBIT 10.57

                       DESCRIPTION OF CHIRON'S 1995
             EXECUTIVE OFFICER VARIABLE COMPENSATION PROGRAM


      Decisions on compensation (base salary and variable compensation) of Chiron Corporation's ("Chiron" or the "Company") executive officers are made by the Compensation Committee of the Board of Directors. Except to the extent provided under the Chiron Corporation 1995 Executive Officer Variable Cash Compensation Plan, the Compensation Committee has based its decisions regarding compensation in fiscal year 1995 for executive officers as a group, on (i) a qualitative evaluation of the Company's overall performance in 1995, including the strategic repositioning of the Company's business units (the acquisition and integration of Ciba Corning Diagnostics Corp. into Chiron Diagnostics, the acquisition and integration of IOLAB's surgical business into Chiron Vision, the acquisition and integration of Viagene, Inc. into Chiron Technologies) and the development and implementation of strategic initiatives to position each business unit for sustainable and profitable growth and to play an important role in the markets it serves; (ii) analysis of compensation programs and amounts paid for comparable benchmark positions in other biotechnology, high technology and pharmaceutical companies; and (iii) subjective assessment of each executive officer's individual performance and, where relevant, the performance of the officer's business unit or functional area of responsibility.


      For 1995, the Compensation Committee continued the Company's approach that base salaries for executive officers should be measured by reference to the median (50th percentile) of salaries for benchmark positions in comparator companies. Further, the Compensation Committee provided that a significant portion of total cash compensation (salary plus variable cash compensation) in the form of annual variable cash compensation potential should be "at risk", dependent on individual, business unit, and overall Company performance. Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50th percentile, but with the opportunity up to 75th percentile, of total cash compensation as shown by comparative data.